EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Supplement No. 1 to Prospectus in Post-Effective Amendment No. 1 to the Registration Statement of MVP REIT II, Inc. on Form S-11 (File No. 333-205893) of our report dated March 29, 2016, with respect to our audit of the financial statements of MVP REIT II, Inc. as of December 31, 2015 and for the period from May 4, 2015 (date of inception) through December 31, 2015, which report is included in the Annual Report on Form 10-K of MVP REIT II, Inc. We also consent to the references to our firm under the heading “Experts” included in such Prospectus.

/s/ RBSM LLP

New York, New York

April 6, 2016